EXHIBIT 10.4

                     EMPLOYMENT CONTRACT FOR ANTHONY J. ARD


THIS AGREEMENT is made April 13, 1998, at the City of Fort Lauderdale, County of Broward, State of Florida, between CAPITAL NETWORK OF AMERICA, CORP., a Nevada Corporation, and wholly-owned subsidiary of Algorhythm Technologies, Corp., public Nevada Corporation, hereinafter "employer", and ANTHONY J. ARD, hereinafter "employee":

Employer is engaged in the financial advisory services industry and maintains a business in the City of Fort Lauderdale, County of Broward, State of Florida;

Employee is willing to be employed by employer, and employer is willing to employ employee, on the terms, covenants, and conditions set forth in this agreement;

WHEREAS it is the intent of employer to obtain an employee with integrity and requisite qualifications to act in an executive management function with the company, and it is the intent of employee to fulfill the intent of employer and be compensated for such employment;

THEREFORE, in consideration of the mutual covenants and promises of the parties, employer and employee covenant and agree as follows:

SECTION ONE: Employer does hire and employ employee as Vice President and Director of its entire company, and employee does accept and agree to such hiring and employment. In consideration of the invaluable and sustaining contributions during the inception, research and development of the company, Anthony J. Ard, will, in perpetuity, possess the title of co-founder of the employer-company and its subsequent holdings. This title is not related to continued employment or any amount of stock holdings retained. Subject to the supervision and pursuant to the orders, advice, and directions of employer, employee shall direct all phases of said company, subject only to the final direction of employer, and shall perform such other duties as are customarily performed by one holding such position in other similar businesses or enterprises as that engaged in by employer, and shall also additionally render such other and unrelated services and duties as may be assigned to employee from time to time by employer.

SECTION TWO: Employee agrees to perform, at all times faithfully, industriously, and to the best of his ability, experience, and talent, all of the duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable satisfaction of employer. Such duties shall be rendered at employer's Fort Lauderdale place of business and at such other place or places as employer shall in good faith require or as the interest, needs, business, and opportunities of employer shall require or make advisable.

SECTION THREE: The term of this agreement shall be for a period of five (5) years, commencing April 13, 1998, and terminating April 12, 2003, subject, however, to prior termination as provided below. Should employer cancel this employment contract, employee shall receive a lump sum liquidated amount of TWO MILLION ($2,000,000) DOLLARS as severance pay from employer.

SECTION FOUR: When the Employer obtains revenue, employer shall pay employee and employee agrees to accept from employer, for employee's services under this agreement, compensation at the gross rate of ONE HUNDRED THOUSAND ($100,000) DOLLARS per year for serving as Vice President and Director. Said compensation shall be paid on a weekly basis and shall be increased 10% per year effective the first day of January, 1999, during the term of this contract. It is expressly understood that employee's compensation

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under this agreement may be supplemented by additional stock option plans from employer. In addition, employer agrees to establish an expense account from which it will reimburse employee for any and all necessary, customary, and usual expenses incurred by him on behalf of the employer pursuant to employer's directions. Upon execution of this agreement, employee shall also be issued FIVE HUNDRED THOUSAND (500,000) SHARES OF RESTRICTED COMMON STOCK OF ALGORHYTHM TECHNOLOGIES CORP., a public Nevada Corporation, solely as a "signing incentive" for execution of this agreement. Further, when employer has signed its third
(3rd) contract with a client, employee shall be issued an additional FIVE HUNDRED THOUSAND (500,000) SHARES OF RESTRICTED COMMON STOCK OF ALGORHYTHM TECHNOLOGIES, CORP., a public Nevada Corporation.

SECTION FIVE: The expenses of the employer shall be equally borne by Douglas A. Stepelton, Kirk J. Girrbach, and Anthony J. Ard, until such time as revenue is produced by the employer to pay for same, not to exceed one (1) year. It is understood and agreed that the following the ability of employer to cover company expenses as well as salary payments to Douglas A. Stepelton, Kirk J. Girrbach and Anthony J. Ard in accordance with respective employment agreements with employer, net revenue of employer shall be distributed as follows: one-third (1/3) toward any accrued salary of Douglas A. Stepelton, Kirk J. Girrbach, and Anthony J. Ard; one-third (1/3) toward any accrued expenses of employer payable to Douglas A. Stepelton, Kirk J. Girrbach and Anthony J. Ard; and one-third (1/3) toward profits of the employer company.

SECTION SIX: Employer shall provide family health insurance as well as dental insurance to employee with no contribution required from employee.

SECTION SEVEN: Employer shall provide a company vehicle (1997 Volvo), or the financial equivalent at employee's option, to employee and provide all maintenance, insurance, repair and fuel to said vehicle.

SECTION EIGHT: Employer shall provide three (3) weeks annual paid vacation and one (1) weeks annual paid sick leave to employee. In addition to vacation and sick days, the employee shall have the following designated holidays: New Year's Day, Birthday of Martin Luther King, Jr.,Lincoln's Birthday, Washington's Birthday, Good Friday, Memorial Day, July 4th, Labor Day and the following Friday, and Christmas Day (Note: Should any of the above dates fall on Saturday or Sunday, the following Monday shall be deemed as a holiday).

SECTION NINE: Employer shall compensate employee as a "Performance Incentive Bonus" as follows:
Sliding Scale as follows:
Based upon Net Profit.
From 0 to $149,000                  3.33%
From $150,000 to $299,000           5.00%
From $300,000 and over              6.66%
To be paid at the end of the fiscal year (1998).
For a period of 2 years to be reviewed at the end of term, but will not be less than what was received in years one (1) and two (2).
Anthony J. Ard has choice of cash, common stock or any combination of the two.

SECTION TEN: Notwithstanding anything in this agreement to the contrary, employer has the option to terminate this agreement in the event that during its term employee shall become permanently disabled as the term permanently disabled is defined below. Such option shall be exercised by employer giving notice to employee by registered mail. The giving of such notice this agreement and the term of this agreement come to an end on the last day of the month in which the notice is mailed, with the same force and effect as is that day were originally set forth as the termination date. For the purposes of the agreement, employee shall be deemed to have become permanently disabled if, during any year of the term of this agreement,

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because of ill health, physical or mental disability, or for other causes beyond his control, he shall have been continuously unable or unwilling or have filed to perform his duties under this contract for thirty (30) consecutive days, or if, during any ear of the term of this agreement, he shall have been unable or unwilling or have failed to perform his duties for a total period of sixty (60) days, either consecutive or not. For the purpose of this agreement, the term
"any year of the term of this agreement" is defined to mean any period of twelve
(12) calendar months commencing on the first day of May and terminating on the last day of April of the following year during the term of this agreement.

SECTION ELEVEN: Employee shall devote his time, attention, knowledge, and skill to the business and interest of employer, and employer shall be entitled to all of the benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of employee, and employee expressly agrees that during the term of this agreement he will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee, or in any other form or capacity, in any other business similar to employer's business or any allied trade; provided however, that nothing shall be deemed to prevent or limit the right of employee to invest any of his funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything be deemed to prevent employee from investing or limit employee's right to invest his funds in real estate. Employer expressly acknowledges that employee is a practicing physician, and that employee will be acting as such exclusive of his duties hereunder.

SECTION TWELVE: Employee further specifically agrees that he will not at any time, in any manner, either directly or indirectly, communicate to any person, form, or corporation any information of any kind concerning any matters affecting or relating to the business of employer, including, without limiting the generality of the foregoing, the names of any of its customers, the prices it obtains or has obtained or at which its sells or has sold its products, or any other information of, about, or concerning the business of employer, its manner of operation, its plans, processes, or other date of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important, the parties stipulating that as between them, the matters are important, material and confidential and gravely affect the effective and successful conduct of the business of the employer, and its good-will, and that any breach of the terms of this paragraph is a material breach of this agreement.

SECTION THIRTEEN: Anything contained in this agreement to the contrary notwithstanding, it is understood and agreed that employee shall not have the right to make any contract or commitments for or on behalf of employer without the written consent of employer.

SECTION FOURTEEN: It is expressly understood that this agreement is between the employee and Capital Network of America, Corp., a Nevada corporation. There is no privity or liability of Algorhythm Technologies Corp. a public Nevada corporation, under the terms of this agreement, with the sole exception of honoring the issuance of restricted stock in accordance with this agreement.

SECTION FIFTEEN: The parties to this agreement shall hold harmless any Director, officer, employee or agent of Algorhythm Technologies Corp. a public Nevada corporation, for any and all liability whatsoever, who undertakes any action pursuant to this agreement.

SECTION SIXTEEN: This written agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this agreement or any representations inducing its execution and delivery except such representations as are specifically set forth in this writing and the parties acknowledge that they have had the opportunity to have legal counsel of their choice review this agreement prior to entering into the same.

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SECTION SEVENTEEN: It is agreed that no waiver or modification of this agreement or of any covenant, condition, or limitation contained in it shall be valid unless it is in writing and duly executed by the party to be charged with it, and that no evidence of any waive or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this agreement, or the rights or obligations of any party under it, unless such waiver or modification is in writing, duly executed as above. The parties agree that the provisions of this paragraph may not be waived except by a duly executed writing.

SECTION EIGHTEEN: The parties agree that it is their intention and covenant that this agreement and performance under it and all suits relating to it be construed in accordance with and under and pursuant to the laws of the State of Florida, with venue in Broward County.

SECTION NINETEEN: This agreement shall be binding on and inure to the benefit of the respective parties and their executors, administrators, heirs, personal representatives, successors and assigns.

SECTION TWENTY: Severability. Should any portion of this agreement be found to be unenforceable at law or in equity, the remaining provisions of this agreement are to remain in full force and effect.

NOTICE REQUIREMENTS SENT TO: Anthony J. Ard, 6550 N. Federal Highway, Suite 250, Fort Lauderdale, FL 33308.

EMPLOYER:                                             EMPLOYEE:
CAPITAL NETWORK OF AMERICA,                           ANTHONY J. ARD
A Nevada Corporation


BY:/s/Kirk J. Girrbach                                /s/ Anthony J. Ard
   ------------------------------------               ------------------------
      Kirk J. Girrbach President,                     Anthony J. Ard
      and Chairman


WITNESSES:


/s/David Bawarsky                                     /s/Andrew D. Smith
---------------------------------------               -----------------------
   David Bawarsky                                     Andrew D. Smith


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